Exhibit 107.1

FORM S-8

(Form Type)

TERAWULF INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Issued Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 per value per share, to be issued under the TeraWulf 2021 Omnibus Equity Plan	Other(2)	13,660,117	$2.79(2)	$38,111,726.43(2)	$92.70 per $1,000,000	$3,532.96
Equity	Common Stock, $0.001 per value per share, to be issued pursuant to an Inducement Grant	Other(2)	1,000,000	$2.79(2)	$2,790,000.00(2)	$92.70 per $1,000,000	$258.63
	Total Offering Amounts				$40,901,726.43(2)		$3,791.59
	Total Fee Offsets						$0.00
	Net Fee Due						$3,791.59

(1)

Represents 13,660,117 shares of common stock of TeraWulf Inc. (the “Company”) issuable through the TeraWulf 2021 Omnibus Equity Plan (the “Plan”) and 1,000,000 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) issuable pursuant to an inducement grant to Patrick Fleury, the Company’s Chief Financial Officer (the “Inducement Grant”). Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”), also includes additional shares of Common Stock of the Company in respect of the securities identified in the above table that may become issuable through the Plan or the Inducement Grant by reason of any stock dividend, stock split, recapitalization or similar adjustments.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of the Common Stock, as reported on The Nasdaq Stock Market LLC on May 11, 2022.